March 28, 2005

Scudder MG Investments Trust

One South Street

Baltimore, Maryland 21202

Ladies and Gentlemen:

You have requested us, as counsel to Scudder High Income Plus Fund (the “Fund”), a series of Scudder MG Investments Trust, a business trust organized under the laws of the State of Delaware (the “Trust”), to furnish you with this opinion in connection with the Trust’s Registration Statement on Form N-14 (Securities Act File No. 333-122895) (the “Registration Statement”), with respect to the Fund’s Class A, Class B, Class C, Class S and Class AARP Shares of beneficial interest (the “Shares”) to be issued in exchange for the assets of Scudder High Income Opportunity Fund (the “Acquired Fund”), a Massachusetts business trust, in accordance with the terms of the Agreement and Plan of Reorganization among the Fund, the Acquired Fund and Deutsche Asset Management, Inc. (the “Plan”).

We have examined copies of the Declaration of Trust and By-Laws of the Trust, as amended, the Registration Statement, all resolutions adopted by the Trust’s Board of Trustees (the “Board”) with respect to the Plan, consents of the Board and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the Declaration of Trust and the Resolutions and for the consideration described in the Plan, will be validly issued, fully paid and nonassessable assuming (i) that at the time of sale such Shares are sold at a sales price in each case in excess of the par value of the Shares; (ii) that the issuance of the Shares does not cause the number of outstanding Shares to exceed that number of authorized shares provided for in the Declaration of Trust of the Trust, as amended to the date of issuance; and (iii) that

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Scudder MG Investments Trust

March 28, 2005

the resolutions of the Board authorizing the issuance of the Shares that are in effect on the date hereof have not been modified or withdrawn and are in full force and effect on the date of issuance.

We hereby consent to the reference to us in the Registration Statement, the filing of this opinion as an exhibit to the Registration Statement and the filing of this opinion as an exhibit to any application made by or on behalf of the Trust, the Fund or any distributor or dealer in connection with the registration or qualification of the Trust, the Fund or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the State of Delaware, we have relied upon the opinion of Richards, Layton & Finger (which is attached hereto).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP